Exhibit 99.1

NEWS RELEASE
Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793 DRG&E Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING ANNOUNCES OFFERING OF UP TO 3.0 MILLION SHARES OF COMMON STOCK

FORT WORTH, TX – June 3, 2009 – Union Drilling, Inc. (NASDAQ: UDRL) (the “Company”) today announced that it has commenced a public offering of up to 3.0 million shares of its common stock pursuant to the Company’s effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). Jefferies & Company will serve as the sole underwriter for this offering. The underwriter also has the option to purchase up to an additional 15 percent of the offered amount of common stock from the Company at the public offering price, less underwriting discount and commission, within 30 days. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. The Company intends the net proceeds it receives from the offering will be used to repay indebtedness outstanding under the Company’s revolving credit facility.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the SEC and was declared effective on June 9, 2008. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website http://www.sec.gov. Copies of the prospectus supplement relating to these securities may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s public filings with the SEC, including its Annual Report on Form 10-K.